Exhibit 10.4

SUPPORT COMPENSATION AGREEMENT

This Support Compensation Agreement (“Agreement”) dated as of October 1, 2005, between Honda Motor Co., Ltd. (“HMC”), a Japanese corporation having an address at No. 1-1 Minami-Aoyama, 2-chrome, Minato-ku, Tokyo 107-8556, Japan, and Honda Canada Finance Inc. (“HCFI”), a Canadian corporation with an address at 3650 Victoria Park Avenue, Suite 400, North York, Ontario M2H 3P7 (HMC and HCFI together constituting the “Parties” to this Agreement).

WHEREAS, the Parties have executed that certain Keepwell Agreement dated September 26, 2005 (the “Keepwell Agreement”), pursuant to which HMC agrees, inter alia, to assure that HCFI has the liquidity to punctually meet its payment obligations under any Debt, as defined in the Keepwell Agreement, and that HCFI has a positive consolidated tangible net worth; and

WHEREAS, the Parties wish to specify the compensation that HMC will be entitled to receive from HCFI as consideration for undertaking its obligations under the Keepwell Agreement.

NOW, THEREFORE, in consideration of the foregoing the Parties hereby agree that:

1.	PAYMENTS

1.01. (a) As consideration for HMC’s undertaking its obligations under the Keepwell Agreement, HCFI agrees to pay a fee to HMC (the “Keepwell Fee”) for each calendar quarter beginning on or after the date of this Agreement (“Coverage Period”) equal to the Period Average, as defined in paragraph (b) of this section, of each type of Keepwell Obligation, as defined in paragraph (c) of this section, multiplied by the Fee Rate for that type of Keepwell Obligation, as specified in paragraph (d) of this section.

(b) The Period Average is the sum divided by three of the amounts outstanding at the end of the last Canadian Business Day (“Business Day”) of each month of the Coverage Period, disregarding any adjustments under FAS 133 and FAS 52.

(c) The types of Keepwell Obligations are:

(i) Debt, as defined in the Keepwell Agreement, with an initial maturity of one year or less (“Short-Term Keepwell Obligations”), and

(ii) Such Debt with an initial maturity of more than one year (“Medium-Term Keepwell Obligations”).

(d) The Fee Rates are:

(i) For Short-Term Keepwell Obligations, one-fourth of one-half multiplied by the Short-Term Support Value, as specified in Attachment A to this Agreement, and

(ii) For Medium-Term Keepwell Obligations with maturities of from one year to five years, one-fourth of one-half multiplied by the Medium-Term Support Value, as specified in Attachment A to this Agreement.

2.	PAYMENT TERMS

2.01. (a) Within two Business Days after the end of a Coverage Period, HCFI shall send to HMC a Support Compensation Report (“Report”) for the Coverage Period substantially in the form of Attachment B to this Agreement, which contains HCFI’s calculation of the Keepwell Fee owed to HMC for the Coverage Period.

(b) When HMC receives a Report pursuant to paragraph (a) of this section 2.01, HMC shall promptly review the Report and inform HCFI if it disagrees with any part of the Report, in which case the Parties shall confer to resolve the disagreement, and, if necessary, HCFI shall promptly send HMC a revised Report.

(c) If the HMC accepts a Report (either the initial Report or a revised Report), HMC shall send HCFI an invoice for the amount shown in the Report as owed to HMC, and HCFI shall pay that amount within 15 Business Days from the date of the invoice.

2.02. HCFI may offset against a Keepwell Fee the amount of any expenses that HCFI has incurred on behalf of HMC since the effective date of this Agreement (and not previously used as an offset under this section) in connection with any obligation subject to the Keepwell Agreement, provided that HCFI lists these expenses in the Report covering the Keepwell Fee against which the offset is claimed.

2.03. If any amount payable by HCFI pursuant to this Agreement is subject to withholding tax in Canada, HCFI is authorized to withhold and pay such tax to Canada rather than to HMC, but HCFI shall note the tax to be withheld in the Report that calculates the taxable amount.

2.04. (a) All payments to HMC pursuant to this Agreement shall be determined and made in Canadian dollars.

(b) For purposes of determining Period Average Keepwell Obligations, the amount of such Obligations that are not denominated in Canadian dollars shall be converted to Canadian dollars at prevailing exchange rates on the last Business Day of the Coverage Period over which the Period Average is determined.

3.	TERM OF AGREEMENT

3.01. The initial term of this Agreement shall expire on March 31, 2006, but shall automatically be renewed for subsequent 12-month terms unless one Party gives written notice of non-renewal to the other Party more than 30 days prior to the end of a term.

3.02. Notwithstanding section 3.01 of this Agreement, HCFI’s duties under this Agreement shall terminate when the Keepwell Agreement terminates and HCFI has paid HMC the amounts due under the Reports for all Coverage Periods through the one during which the Keepwell Agreement terminates.

4.	OTHER PROVISIONS

4.01. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of Japan.

4.02. The Attachments to this Agreement are part of this Agreement, and capitalized terms in the Attachments shall have the same meaning as they do in the rest of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

HONDA MOTOR CO., LTD

By:	/s/ Yoichi Hojo
	Name:	Yoichi Hojo
	Title:	General Manager, Finance

HONDA CANADA FINANCE INC.

By:	/s/ Harald Ladewig
	Name:	Harald Ladewig
	Title:	Treasurer

ATTACHMENT A

FEE RATES

1.	INITIAL FEE RATES

1.01 Unless modified pursuant to sections 2.01 through 2.03 of this Attachment A:

(i)	The Short-Term Support Value is 0.093 percent;

and

(ii)	The Medium-Term Support Value is 0.145 percent.

2.	MODIFICATION OF FEE RATES

2.01 If a Triggering Event, as defined in section 2.03 of this Attachment, occurs, the Parties shall negotiate whether and to what extent the Short-Term and Medium Term Support Values (“Support Values”) should be modified and, if they cannot agree, shall hire a third party satisfactory to both Parties to determine Support Values that are consistent with arm’s length principles promulgated by the Organization for Economic Cooperation and Development. The determination of the third party shall be binding on the Parties, and the Parties shall share equally the costs of obtaining the determination.

2.02 If new Support Values are determined pursuant to section 2.01 of this Attachment, the new Support Values shall be recorded in a schedule to this Attachment and shall be effective at the beginning of the first Coverage Period following the date of the Triggering Event, unless the Parties agree on a different effective date.

2.03 For purposes of this Attachment, a Triggering Event is:

(a) A notice from one Party to the other of a desire to reconsider the Support Values,

(b) A payment by HMC required under the Keepwell Agreement, or

(c) A change in the credit rating of HMC by Standard & Poor’s and Moody’s Investor Service, Inc.

ATTACHMENT B

FORM OF SUPPORT COMPENSATION REPORT

SUPPORT COMPENSATION REPORT

FROM HCFI TO HMC

REGARDING THE KEEPWELL AGREEMENT

FOR THE PERIOD [Dates of Coverage Period]

		Short-Term Keepwell Obligations	Short-Term Keepwell Obligations	Total
A.	Month-End Obligations
B.	1st Month
C.	2nd Month
D.	3rd Month
E.	Period Avg. Obligations [(B+C+D)/3]

F.	Support Value
G.	Share Factor [ = 1/2]
H.	Fee Rate [(F/4)G]

I.	Keepwell Fee [E x H]

J.	Offsets
[List]
K.	Total Offsets

L.	Payment Due [I - K]
M.	Withholding Tax
N.	Net Payment Due [L - M]